Exhibit 21

Subsidiaries of Dominion Energy Midstream Partners, LP

As of February 15, 2018

Name	Jurisdiction of Incorporation	Name Under Which Business is Conducted
Cove Point GP Holding Company, LLC	Delaware	Cove Point GP Holding Company, LLC
Dominion Energy Cove Point LNG, LP	Delaware	Dominion Energy Cove Point LNG, LP
Dominion Energy Carolina Gas Transmission, LLC	South Carolina	Dominion Energy Carolina Gas Transmission, LLC
Dominion Energy Questar Pipeline, LLC	Utah	Dominion Energy Questar Pipeline, LLC
Dominion Energy Overthrust Pipeline, LLC	Utah	Dominion Energy Overthrust Pipeline, LLC
Questar Field Services, LLC	Utah	Questar Field Services, LLC
Questar White River Hub, LLC	Utah	Questar White River Hub, LLC
White River Hub, LLC	Delaware	White River Hub, LLC
Iroquois GP Holding Company, LLC	Delaware	Iroquois GP Holding Company, LLC
Iroquois Gas Transmission System L.P.	Delaware	Iroquois Gas Transmission System L.P.